Exhibit 10.1
September 1, 2026

Dear Aziz,

Congratulations! We are excited to welcome you to Vir Biotechnology, Inc. (“Vir Bio”).
You will initially have the position of EVP, Chief Financial Officer reporting to Marianne De Backer. This position is full-time and classified as exempt with an annualized base salary of $520,000.00 paid on a semi-monthly basis in accordance with Vir Bio’s regular payroll cycle.
START DATE: Employment will commence promptly following, and in no event prior to, the closing of the pending acquisition of Theravance Biopharma, Inc. (“Theravance”) by Zymeworks Inc. (“Zymeworks”) and the termination of your employment with Theravance in connection therewith, on a mutually agreed date (your “Start Date”). Your acceptance of this offer for future employment with Vir Bio does not constitute a resignation from, or any notice of resignation to, Theravance. If the acquisition of Theravance by Zymeworks does not close or, following the closing, your employment with Theravance is not terminated in connection with the acquisition transaction, you will have no obligation to terminate your current employment with Theravance or commence employment with Vir Bio unless otherwise mutually agreed in writing.
LOCATION: You will work out of Vir Bio’s offices at 1800 Owens Street, San Francisco, CA 94158, subject to Vir Bio guidelines regarding onsite work, which may change from time to time in Vir Bio’s sole discretion.
SPLIT SIGN-ON BONUS: You are eligible to receive a one-time sign-on bonus of $150,000 paid in two separate and equal installments, subject to applicable deductions and withholding. Each installment in the aggregate, gross amount of $75,000 will be earned and made on the following schedule if you continue to be employed on the payment date: (1) the first installment will be paid in the first payroll immediately following your Start Date; (2) the second installment payment will be paid in the first payroll immediately following the first anniversary of your Start Date.
SEVERANCE: Upon executing the “Participation Agreement” referenced below, you will be eligible for severance benefits pursuant to the terms of Vir Bio’s Change in Control and Severance Benefit Plan (the “Severance Plan”), as approved by Vir Bio’s Board of Directors (the “Board”), and as may be amended from time to time at the Board’s sole discretion, or at the sole discretion of any committee or individual to whom the Board may delegate such determinations or responsibilities. To participate in the Severance Plan, you must timely execute and return a Participation Agreement to Vir Bio. You hereby acknowledge and agree that any prior written or oral promise of severance benefits is hereby extinguished and superseded by your rights set forth in the Severance Plan and Participation Agreement.
ANNUAL BONUS: You are eligible for an annual (calendar year), discretionary bonus under Vir Bio’s Annual Incentive Plan, with a target amount of 45.00% of your annual base salary, contingent upon the achievement of individual and Vir Bio performance objectives and granted at the discretion of the Board. Vir Bio performance objectives will be established by Vir Bio, while individual performance objectives will set by your manager. To receive payment of any bonus, you must be employed by Vir Bio at the time bonuses are paid. Any bonus awarded will generally be paid on or before March 15th of the year following the calendar year for which the bonus is awarded and may be pro-rated for any year in which you provide less than a full year of service; provided, however that no bonus will be paid for any year in which less than three full months of service is provided. Annual bonus payments and plans are discretionary and subject to conditions set forth in Vir Bio’s Annual Incentive Plan and approval and/or modification by the Board in its sole discretion.
1800 Owens Street, San Francisco, CA 94158

EQUITY: Shortly following the commencement of your employment, Vir Bio will grant you two equity awards under Vir Bio’s 2019 Equity Incentive Plan (the “Plan”), including: (1) a stock option to purchase 150,000 shares of Vir Bio’s common stock (the “Options”) and (2) an award of restricted stock units covering 75,000 shares of Vir Bio’s common stock (the “RSUs”). The Options will have an exercise price equal to the fair market value of Vir Bio’s common stock on the date of grant and will vest over four years from the grant date, with one-quarter of the total number of shares subject to the Options vesting on the first anniversary of the grant date, and the remainder of the shares vesting in 36 equal monthly installments thereafter. The RSUs will vest over four years from the grant date, with one-quarter of the total number of RSUs vesting on each of the first four anniversaries of the grant date of your RSUs. Vesting of the Options and RSUs will be contingent on your continued service with Vir Bio through your vesting dates and will be subject to the terms and conditions of the Plan and the applicable equity award agreements. If you start prior to December 1st, 2026, you will be eligible to participate in Vir Bio's 2027 annual equity grant cycle, subject to the discretion of the CEO and the Board.
BENEFITS: You will be eligible to participate in the employee benefit plans maintained by Vir Bio from time to time and generally available to Vir Bio employees, subject in each case to terms and conditions set forth in applicable plan documents. Any benefits offered by Vir Bio are subject to change without notice at Vir Bio’s sole discretion.
PAID TIME OFF (PTO) and PAID SICK TIME: You also will be eligible for Paid Time Off as outlined in Vir Bio’s Time Away From Work policy as modified from time to time. We currently offer a non-accrued, flexible paid time off policy, in which you may take time off from work as reasonably requested subject to prior approval by your manager. Approval will be based on the needs of the business, your work performance and ability to meet your work commitments and duties. All employees also receive ten (10) days of Paid Sick Time at the beginning of each calendar year. The permitted uses of Paid Sick Time are described in Vir Bio’s Time Away From Work Policy.
PROPRIETARY INFORMATION: In your work for Vir Bio, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Vir Bio premises, or into Vir Bio systems, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to Vir Bio any conflicts of interest or contract you have signed that may restrict your employment eligibility or activities on behalf of Vir Bio. Further, you agree to protect against unauthorized disclosure of confidential information and to return any confidential information and other Company property when your employment ends.
CONDITIONS OF EMPLOYMENT: Employment in this position is contingent upon your consent to, and successful completion of, a background investigation completed by a third-party consumer reporting agency and/or other qualified agencies. From time to time, in line with applicable laws, and at its sole discretion, Vir Bio may obtain additional background information about you for employment purposes. Vir Bio reserves the right to terminate employment of any employee who ultimately fails to satisfy the requirements of any background investigation.
Upon accepting this offer and as a condition of employment, you will be required to sign our standard Employee Confidential Information and Invention Assignment Agreement (“CIIAA”).
Presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. must be presented within three (3) business days of your Start Date, or by law your employment relationship will have to be suspended.
Your ongoing employment is subject to Vir Bio’s policies and procedures which may be interpreted, adopted, revised or deleted from time to time at Vir Bio’s sole discretion.
By signing this letter, you represent and warrant that you have not been debarred under Section (a) or (b) of 21 U.S.C. Section 335a and you do not appear on the U.S. Food and Drug Administration debarment list. You represent and warrant that you have not committed any crime or conduct that could result in such debarment or your exclusion from any governmental healthcare program. You represent and warrant that, to your knowledge, no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against you. You agree and will undertake to promptly notify Vir Bio if you become debarred or proceedings have been initiated against you with respect to debarment at any time during the term of your employment.
1800 Owens Street, San Francisco, CA 94158

Your employment with Vir Bio will be “at will,” meaning that either you or Vir Bio may terminate your employment at any time and for any reason, with or without advance notice. This letter is not a contract and should not be construed as creating contractual obligations. By signing this letter, you: (i) represent that you have full authority to accept this position and perform the duties of the position; (ii) specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to Vir Bio; (iii) agree to honor all obligations to former employers during your employment with Vir Bio; (iv) acknowledge that the terms described in this letter, together with the CIIAA, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein; (v) agree that no term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Vir Bio, except that Vir Bio may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships; and (vi) agree that this letter will be governed by the laws of the state of California.
If you agree with the terms of this offer of employment, please sign below.
Sincerely,
Vir Biotechnology, Inc.

/s/ Aziz Sawaf

1800 Owens Street, San Francisco, CA 94158